April 24, 1996

Ms. L. Jane Ivy
Litigation and Control Manager
USL Capital
Business Equipment Financing
733 Front Street
San Francisco, CA   94111

Dear Ms. Ivy:

This letter will document the terms of the restructure of lease number 00123806-001 between USL Capital and Ultra Pac, Inc. which we discussed. The restructure will be upon the following terms and conditions:

1. Interest only payments on the total principal amount outstanding at the rate of 12% per annum shall be payable monthly from January 1, 1996, through September, 1996.

2. All past interest will be brought current within five days of completing the documentation of this restructure, to be funded out of the new bank line supplied to Ultra Pac, Inc. by Norwest Bank, N.A.

3. USL Capital's deferral of debt will be cross defaulted with all other creditors who are granting deferrals.

4. USL Capital waives all defaults, violations of covenants and other violations of the lease arising or occurring prior to the date of this letter.

5. Payments of principal will again commence November, 1996. The deferred principal amount will be due on the final installment date of the referenced lease agreement.

6. Ultra Pac, Inc. will provide to USL Capital, in consideration for the deferral, a warrant to purchase 6,000 shares of Ultra Pac, Inc. common stock at current market value. The warrant will be on the same terms as the warrants issued to other creditors who are granting debt deferral to Ultra Pac, Inc.

7. The transaction will be documented in form and format acceptable to USL Capital and its counsel.

To reflect your agreement to the foregoing, I would appreciate it if you would sign one copy of this letter and return it to the undersigned. Please return your acceptance by no later than Thursday, April 25, 1996, at 5:00 PM.

Sincerely,                                          Agreed to USL Capital

/s/ Brad C. Yopp

Brad C. Yopp                                        By: /s/ L. Jane Ivy
Chief Financial Officer for Ultra Pac, Inc.             Its: